 Exhibit 99.1
News Release

Compaq Computer Corporation	P.O. Box 692000
Public Relations Department	Houston, Texas 77269-2000
Tel 281-514-0484
Fax 281-514-4583
http://www.compaq.com
For Immediate Release

COMPAQ NAMES SANFORD LITVACK
TO BOARD OF DIRECTORS

         HOUSTON, Jan. 26, 2001 - Compaq Computer Corporation (NYSE: CPQ), a global provider of enterprise technology and solutions, today announced the appointment of Sanford M. Litvack, a former vice chairman at The Walt Disney Company, to its Board of Directors.

         “I have had the opportunity to get to know Sandy Litvack well and welcome his broad perspective and scope of business experience with one of the world’s greatest brands,” said Michael D. Capellas, chairman and chief executive officer. “Sandy will be a great addition to our team as Compaq’s Board of Directors and management work together to secure the Company’s position as the leading global provider of enterprise technology and solutions.”

        “I have been enormously impressed with what Michael and the rest of his Compaq team have accomplished by repositioning the company for growth as a leader in the enterprise space,” said Sandy Litvack, former vice chairman of The Walt Disney Company. “I am honored to have been asked to serve on the Board and look forward to being part of this great company.”

        Litvack, 64, left his vice chairman’s position at Disney at the end of 2000 and moved to a part-time role with the company focusing on legal and governmental affairs, as well as corporate alliances and sports operations. He continues to represent Disney on the supervisory board of Euro Disney S.C.A.

        He joined Disney in early 1991 as senior vice president and general counsel, moved to the post of executive vice president, law and human resources, became senior executive vice president and chief of corporate operations and then vice chairman of the board. He played a key role in the Disney acquisition of Capital Cities/ABC, which has become a Disney growth engine.

        Prior to joining Disney, Litvack was a member of the executive committee and chairman of the litigation department of the law firm, Dewey Balantine. He also served as assistant attorney general in charge of the Antitrust Division of the Department of Justice during the administration of President Jimmy Carter.

        Litvack holds a bachelor’s degree from the University of Connecticut and a law degree from Georgetown Law Center. He was chairman of the Antitrust Law Section of the New York Bar Association and has been admitted to practice before numerous courts, including the United States Supreme Court.

        Born in Brooklyn, N.Y., he and his wife, Judith have four children and several grandchildren.

Company Background

        Compaq Computer Corporation, a Fortune Global 100 company, is a leading global provider of technology and solutions. Compaq designs, develops, manufactures, and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs that are sold in more than 200 countries. Information on Compaq and its products and services is available at http://www.compaq.com

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Compaq and the Compaq logo are registered with the U.S. Patent and Trademark Office. This press release and conference call will contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: market conditions, particularly in North America, increased competitive environment and pricing pressures, component shortages, delays in the implementation of changes in delivery models, delays in product rollout schedules, slow acceptance for new form factors, employee retention, disruptions related to restructuring actions, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability. Further information on the factors that could affect Compaq’s financial results is included in Compaq’s Securities and Exchange Commission (SEC) filings, including the latest Quarterly Report on Form 10-Q and the Annual Report on Form 10-K which will be filed shortly.

Media Relations                        Arch Currid          281-927-8005                     arch.currid@compaq.com
                                               Grace Trent          281-518-9460                     grace.trent@compaq.com
Media Hotline                                                      281-514-0484                     compaq.pr@compaq.com